Rule 424(b)(3)
                                           Registration Statement on
                                           Form S-8 File No. 333-13343

            Supplement dated March 27, 1997 to Prospectus
                    dated October 3, 1996


	On March 13, 1997, Lee S. Rosen, the Selling Shareholder named in the Prospectus, effected a cashless exercise of his right to purchase 600,000 shares of the Common Stock, issuable upon the exercise of the Warrant in consideration for his transferring such shares to Westminster Securities Corporation ("Westminster") on behalf of the Corporation pursuant to a Settlement Agreement and Mutual Release between the Company and Westminster, et al. dated March 6, 1997 in settlement of a claim for $300,000. The Warrant by its terms is exercisable at a purchase price per share of $.75; however, the Board of Directors authorized on February 12, 1997 the Selling Shareholder to exercise the Warrant as to 600,000 shares at a reduced exercise price of $.50 per share.